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                                    EXHIBIT 2




                         DISTECH LIMITED AND SUBSIDIARY

                           UNAUDITED INTERIM CONDENSED

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


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
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                                   DISTECH LIMITED AND SUBSIDIARY
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (UNAUDITED)
                                     DECEMBER 31, 2000 AND 1999

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                                                                            2000                1999
                                                                   --------------------  ------------------
                                                  ASSETS

CURRENT ASSETS
     Cash                                                          $           87,533    $         18,125
     Accounts receivable                                                       73,652               8,808
     Inventories                                                              322,711             229,283
     Related party advances                                                   133,841              52,380
     Other current assets                                                      65,702              11,443
                                                                   --------------------  ------------------
                                                                              683,439             320,039

PLANT AND EQUIPMENT, NET                                                       61,296              90,333

INVESTMENT IN UNCONSOLIDATED CLOSELY HELD COMPANY                              14,829                   -

INTANGIBLE ASSETS, NET                                                        224,988             265,822
                                                                   --------------------  ------------------
                                                                   $          984,552    $        676,194
                                                                   ====================  ==================


                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
     Accounts payable and accrued expenses                         $          164,095    $        863,959
     Capital lease obligation, current portion                                  6,758              13,177
     Due to related party                                                     620,000                   -
     Due to stockholders                                                      177,612           1,095,161
     Deposits                                                                       -             397,917
     Other loans                                                                    -             104,400
                                                                   --------------------  ------------------
                                                                              968,465           2,474,614

CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION                                5,318              20,548

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, no par value; 5,105,292 and 3,221,900
         shares issued and outstanding at December 31, 2000
         and 1999, respectively                                             5,587,857           2,632,642
     Accumulated deficit                                                   (5,855,266)         (4,495,492)
     Accumulated other comprehensive income                                   278,178              43,882
                                                                   --------------------  ------------------
                                                                               10,769          (1,818,968)
                                                                   --------------------  ------------------
                                                                   $          984,552    $        676,194
                                                                   ====================  ==================

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PAGE 2    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

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                                   DISTECH LIMITED AND SUBSIDIARY
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       AND COMPREHENSIVE LOSS
                                             (UNAUDITED)
                        FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

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                                                                            2000                1999
                                                                   -------------------- -------------------

NET SALES                                                          $          126,144   $           20,661

COST OF SALES                                                                 169,622              151,388
                                                                   -------------------- -------------------

GROSS MARGIN                                                                  (43,478)            (130,727)

OPERATING EXPENSES                                                            802,519              510,468
                                                                   -------------------- -------------------

LOSS FROM OPERATIONS                                                         (845,997)            (641,195)

OTHER INCOME (EXPENSE)
     Interest income                                                           25,145                  946
     Interest expense                                                         (30,093)             (56,443)
     Loss from investment impairment                                          (78,816)                  --
     Other                                                                     16,737                   18
                                                                   -------------------- -------------------
                                                                              (67,027)             (55,479)
                                                                   -------------------- -------------------

NET LOSS                                                                     (913,024)            (696,674)

OTHER COMPREHENSIVE INCOME
     Foreign currency translation                                             154,231               31,616
                                                                   -------------------- -------------------

COMPREHENSIVE LOSS                                                 $         (758,793)  $         (665,058)
                                                                   ==================== ===================

BASIC AND DILUTED LOSS PER COMMON SHARE                            $            (0.21)  $            (0.22)
                                                                   ==================== ===================

BASIC AND DILUTED COMPREHENSIVE LOSS PER COMMON SHARE              $            (0.18)  $            (0.21)
                                                                   ==================== ===================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING
     THE YEAR                                                               4,321,072            3,221,900
                                                                   ==================== ===================

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PAGE 3    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

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                                   DISTECH LIMITED AND SUBSIDIARY
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)
                        FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

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                                                                       2000              1999
                                                                    -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                            $  (913,024)     $  (696,674)
Adjustments to reconcile net loss to net cash used in operating activities
         Depreciation and amortization                                   27,903           31,002
         Loss on disposal of asset                                           --            1,249
         Write-down of investment                                        78,817               --
         Interest credited to shareholder advances                       52,563               --
         Stock issued for services                                      167,035               --
         Stock issued for interest                                       10,440               --
         Services capitalized to share application account              744,121               --
         Changes in operating assets and liabilities
              Accounts receivable                                       (66,445)          (8,758)
              Inventories                                              (145,308)              --
              Other assets                                             (146,619)           2,799
              Accounts payable and accrued expenses                    (773,150)          26,193
                                                                    -----------      -----------
NET CASH USED IN OPERATING ACTIVITIES                                  (963,667)        (644,189)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in closely held company                                      (93,658)             105
Advances                                                                 (8,329)              --
Expenditures relating to patents                                        (14,690)         (15,853)
Acquisitions of plant and equipment                                      (3,793)              --
                                                                    -----------      -----------
NET CASH USED IN INVESTING ACTIVITIES                                  (120,470)         (15,748)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans                                                     546,137               --
Advances from stockholders                                                   --          667,170
Repayment of stockholder advances                                      (584,881)              --
Principal payments on capital lease obligation                          (14,665)              --
Net proceeds from issuance of common stock                            1,187,488               --
                                                                    -----------      -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                             1,134,079          667,170
                                                                    -----------      -----------
NET INCREASE IN CASH                                                     49,942            7,233

CASH - beginning of period                                               37,591           10,892
                                                                    -----------      -----------
CASH - end of period                                                $    87,533      $    18,125
                                                                    ===========      ===========





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PAGE 4    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

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                         DISTECH LIMITED AND SUBSIDIARY
                               NOTES TO CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

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1. BASIS OF PRESENTATION

Distech Limited and Subsidiary (the "Company") has prepared its condensed consolidated financial statements for the nine months ended December 31, 2000 and 1999 without audit by the Company's independent auditors. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of December 31, 2000 and for the nine months ended December 31, 2000 and 1999 have been made. Such adjustments consist only of normal recurring adjustments.

Certain note disclosures normally included in the Company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These condensed consolidated financial statements and notes should be read in conjunction with the accompanying March 31, 2000 and 1999 audited financial statements within this Form 8-K filed with the Securities and Exchange Commission.

The Company's financial position and results of operations are measured using the Company's local currency, the New Zealand dollar, as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders' equity (deficit).

The results of operations for the nine months ended December 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

2. DUE TO RELATED PARTY

In connection with the acquisition of the Company, as described in Note 3 below, Liquitek Enterprises, Inc. ("Liquitek") made certain advances to the Company. Advances totaling $620,000 at December 31, 2000 are due on demand and are non-interest bearing.

3. ACQUISITION

On November 30, 2000, Liquitek acquired approximately 71% of the Company's equity securities in exchange for a total of approximately 11,400,000 shares and warrants of Liquitek, as further discussed in Note 13 to the accompanying March 31, 2000 and 1999 audited financial statements contained herein in Form 8-K. In accordance with New Zealand law, Liquitek subsequently made a successful tender offer for the remaining 1.6 million Company equity securities in exchange for a total of approximately 4.8 million Liquitek shares, options and warrants.


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                         DISTECH LIMITED AND SUBSIDIARY
                               NOTES TO CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

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3. ACQUISITION (continued)

All tax net operating loss carryforwards were eliminated by operation of tax law as a result of the Company's acquisition by Liquitek.

4. ISSUANCE OF COMMON STOCK, WARRANTS, AND OPTIONS

As further discussed in Note 13 to the accompanying March 31, 2000 and 1999 audited financial statements contained herein in Form 8-K, the Company issued options and warrants to certain stockholders during October 2000.

5. LOSS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the amount that would have resulted if certain dilutive potential common stock had been issued. Because the Company has experienced losses from inception, certain issuances of options and warrants are antidilutive.






















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